EXHIBIT 21

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                         SUBSIDIARIES OF RADVISION LTD.


1.       RADVISION Inc. (United States) -a wholly owned subsidiary
2.       RADVISION B.V. (Netherlands) - a wholly owned subsidiary
3.       RADVISION (HK) Ltd. (Hong Kong) - a wholly owned subsidiary
4.       RADVISION (UK) Ltd. (United Kingdom - a wholly owned subsidiary.